Exhibit 3.102

AGREEMENT OF LIMITED PARTNERSHIP

OF

KEY WESTER LIMITED

i

ARTICLE VI

	Project Distributions	13
6.1	Project Distributions	13
6.2	Pritzker Preferred Return	14
6.3	Sale of the General Partner’s Interest	16

ARTICLE VIA

	Profit Participation to KWVC	17
6A.I	Profit Participation	17
6A.2	Guaranteed Amount	17
6A.3	Right to Inspeet	17

ARTICLE VII

	Records,. Reports and Accounting	18
7.1	Books of Account	18
7.2	Annual Statements	18

ARTICLE VIII

	Rights, Duties and Restrictions of the General Partner; Non-Compete	18
8.1	Powers and Duties of General Partner	18
8.2	Duties and Conflicts	18
8.3	Authority of the General Partner	18
8.4	Additional Partners	19
8.5	Waiver and Indemnification	19
8.6	Tax Matters Partner	19
8.7	“Hyatt”	19
8.8	Project Financing	19
8.9	Non-Compete	20
8.10	Development	21
8.11	Reimbursement of the General Partner	21
8.12	Fees to Affiliates	21

ARTICLE IX

	Dissolution, Liquidation and Winding-Up	21
9.1	Accounting	21
9.2	Distribution on Dissolution	21
9.3	Obligation of General Partner to Restore Deficit Capital Account Balance	22
9.4	Sale of Partnership Assets	22
9.5	Nonrecourse Debt	22
9.6	Payments to KWVC	22

ARTICLE X

	Transfer of Partnership Interests	22

ii

10.1	Restriction on Transfer	22
10.2	Transferees Bound	23

ARTICLE XI

	Limited Partners	23
11.1	No Participation in Management	23
11.2	Bankruptcy or Death of a Limited Partner	23

ARTICLE XII

	General. Provisions	24
12.1	Notices	24
12.2	Waiver of Right of Partition	24
12.3	Successors	24
12.4	Effect and Interpretation	24
12.5	Counterparts	24
12.6	Partners Not Agents	24
12.7	Entire Understanding	24
12.8	Severability	25
12.9	Assurances	25
12.10	Attorneys’ Fees	25

List of Exhibits

Exhibit “A” - Percentage Interests and Addresses of Partners

Exhibit “B” - Legal Description of the Property

Exhibit “C” - Development Agreement

iii

AGREEMENT OF LIMITED PARTNERSHIP

OF

KEY WESTER LIMITED

THIS AGREEMENT OF LIMITED PARTNERSHIP is made and entered into as of the       day of October, 1997, by and among the undersigned parties.

W I T N E S E T H:

WHEREAS, the parties hereto desire to organize a limited partnership under the Florida Revised Uniform Limited Partnership Act;

NOW. THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

ARTICLE I

Definitions: Etc.

1.1                               Definitions. Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

“Act” shall mean the Florida Revised Uniform Limited Partnership Act, as the same may be amended from time to time.

“Adjusted Capital Account Deficit” shall mean, with respect to any Limited Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of any relevant fiscal year and after giving effect to the following adjustments:

(a)                                 credit to such Capital Account any amounts which such Partner is obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations, or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(b)                                 debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the requirements of the alternate test for economic effect contained in Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly. or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” shall mean this Agreement of Limited Partnership, as the same may hereafter be amended, modified. supplemented or restated from time to time, as the context requires.

“Beach House” shall mean the timeshare resort project known as Hyatt Beach House Resort located in Key West, Florida.

“Capital Account” shall mean, with respect to any Partner, the separate “book” account which the Partnership shall establish and maintain for such Partner in accordance with Section 704(b) of the Code and Section 1.704-1(b)(2)(iv) of the Regulations and such other provisions of Section 1.704-1(b) of the Regulations that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of said Regulations. In furtherance of the foregoing, the Capital Accounts shall be maintained in, compliance with Section l .704-1(b)(2)(iv) of the Regulations; and the provisions hereof shall be interpreted and applied in a manner consistent therewith. In the event that a Partnership Interest is transferred in accordance with the terms of this Agreement, the Capital Account, at the time of the transfer, of the transferor attributable to the transferred interest shall carry over to the transferee.

“Capital Contribution” shall mean, with respect to any Partner, the amount of money and the initial fair market value of any property (less the amount of indebtedness, if any, of such Partner which is assumed by the Partnership and/or the amount of indebtedness, if any, to which such property is subject. as of the date of contribution) actually contributed to the Partnership by such Partner as well as any additional contributions actually made or deemed made by a Partner.

“Cash Flow” shall mean, with respect to any fiscal period, (a) all cash receipts of the Partnership received from any source (excluding Capital Contributions) during such period less (b) cash expended’ for Partnership debts and expenses (including, without limitation, capital expenditures and interest and principal payments on any indebtedness but excluding interest and principal payments on Partner Loans) and reasonable operating and replacement reserves for such fiscal period, all as determined in the sole and absolute discretion of the General Partner to be reasonably necessary in the conduct of the Partnership’s business; provided, however, reserves previously set aside, shall, where and to the extent the General Partner no longer regards such reserves as necessary, be considered cash revenues of the Partnership as of the time of such determination.

“Certificate of Limited Partnership” shall have the meaning set forth in Section 2.2 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consulting Agreement” shall mean that certain Consulting Agreement dated as of September 20, 1996 by and between HVOI and Robert A. Spottswood.

“Contract” shall mean that certain Purchase and Sale Agreement dated as of June 2. 1997, by and between American Motel Investors, Inc., a Florida corporation, and Key West Vacation Company.

“Development Costs” shall mean all costs and expenses associated with the general construction, site work (including without limitation costs associated with demolition, permit and impact fees and fees for utilities), fixtures. furnishings and equipment (including without limitation costs associated with shipping, storage and set-up), and “soft costs” for the Project (including without limitation professional fees of architects; landscape and interior designers; attorneys; surveyors; appraisers; civil, geotechnical and environmental engineers; traffic consultants; and other professionals), all as shall be set forth in a budget for the Project approved by the General Partner.

“Distributable Cash Flow” shall mean all cash and cash equivalents of the Partnership from all sources on hand (excluding Capital Contributions) as of the last day of the period of determination thereof prior to any distributions to any Partners and after payment of all then due expenses of acquiring, developing, operating and managing the Project (including without limitation Development Costs, the Licensing Fee, Management Fees, Marketing Costs, Operating Costs and Pre-Development Costs and any other costs and fees contemplated by the Master Agreement) and after payment of all then due debts and liabilities of the Partnership and any prepayments of debts and liabilities of the Partnership which the General Partner elects to make and which are owed to parties other than any Partners or any of their Affiliates (except to the extent such payments are specifically permitted in the Master Agreement) and after establishment of any reserves deemed reasonably necessary by the General Partner (taking into account projections and the General Partner’s experience) for (a) the repayment of any debts or liabilities of the Partnership, (b) the working. capital requirements of the Partnership, and (c) any contingent or unforeseen liabilities of the Partnership.

“General Partner” shall mean HTS-KW, Inc., a Delaware corporation, its duly admitted successors and assigns, or any Person who is a general partner at the time of reference thereto.

“HVOI” shall mean Hyatt Vacation Ownership, Inc., a Delaware corporation, an Affiliate of the General Partner.

“Key West Vacation Company” shall mean Key West Vacation Company, a Florida corporation, an Affiliate of KWVC.

“KWVC” shall mean KWVC-Key Wester, Inc., a Florida corporation.

“Land Closing Date” shall mean the date on which the Partnership acquires title to the Property as assignee of Key West Vacation Company under the Contract.

“Licensing Fee” shall mean a licensing fee equal to two percent (2%) of the aggregate sales (after taking into account any rescissions or applicable chargebacks) of Timeshare Interests in the Project to be earned by HVOI or an Affiliate of HVOI for allowing inclusion of the Project in the

Hyatt Vacation Club, which shall be paid to HVOI or an Affiliate of HVOI in accordance with the provisions of Section 9.03 of the Master Agreement.

“Limited Partner” shall mean KWVC or any Person who is a limited partner at the time of reference thereto.

“Liquidating Trustee” shall mean such individual as is selected by the General Partner, which individual may include an affiliate of the General Partner.  The Liquidating Trustee shall be empowered to give and receive notices. reports and payments in connection with the dissolution, liquidation and/or winding-up of the Partnership. and shall hold and exercise such other rights and powers as are necessary or required to permit all parties to deal with the Liquidating Trustee in connection with the dissolution, liquidation and/or winding-up of the Partnership.

“Management Fees” shall mean, with respect to the Project, all fees set forth in Section 9.05 of the Master Agreement.

“Marketing Costs” shall mean, with respect to the Project, all costs and expenses associated with the advertising, promoting, marketing and sale of Timeshare Interests, including without limitation any costs and expenses set forth in Section 9.04 of the Master Agreement.

“Master Agreement” shall mean that certain Agreement dated September 20, 1996 by and among Key West Vacation Company, Robert A. Spottswood, John M. Spottswood, Jr., William B. Spottswood and HVOI.

“Net Income” or “Net Loss” shall mean, for each fiscal year or other applicable period, an amount equal to the Partnership’s net taxable income or loss for such year or period determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), with the following adjustments: (a) by including as an item of gross income any tax-exempt income received by the Partnership and (b) by treating as a deductible expense any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code (including amounts paid or incurred to organize the Partnership (unless an election is made pursuant to Code Section 709(b)) or to promote the sale of interests in the Partnership and by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to Section 267(01) or Section 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code).

“Nonrecourse Deductions” shall, for a Partnership fiscal year, mean and refer to the net decrease in the amount of Partnership Minimum Gain during such Partnership fiscal year, and less the aggregate amount of any distributions (whether actual or deemed) during such fiscal year of proceeds of Nonrecourse Liabilities (other than Partner Nonrecourse Deductions) that are allowable as an increase in Partnership Minimum Gain, determined in accordance with Section 1.704-2(b)(1) and (c)(2) of the Regulations.

“Nonrecourse Liabilities” shall have the meaning ascribed to it in Section 1.704-2(b)(3) of the Regulations.

“Operating Costs” shall mean all costs and expenses associated with the operation of the Project; provided, however, that such term shall not include Development Costs, the Licensing Fee, Management Fees, Marketing Costs and Pre-Development Costs.

“Partner Nonrecourse Deductions” shall have the meaning set forth in Section l.704-2(i)(2) of the Regulations.

“Partners” shall mean the General Partner and the Limited Partners, their duly admitted successors or assigns, or any Person who is a partner at the time of reference thereto.

“Partnership” shall mean the limited partnership governed by this Agreement, as such limited partnership may from time to time be constituted.

“Partnership Minimum Gain” shall have the meaning set forth in Section 1.704-2(b)(2) of the Regulations.

“Percentage Interest” shall mean, with respect to each Partner, the percentage interest of such Partner in the Partnership as set forth opposite its respective name under the heading “Percentage Interest” on Exhibit “A”.

“Person” shall mean any individual, partnership, corporation, limited liability company, trust, business association or other entity.

“Pre-Development Costs” shall mean all costs and expenses associated with (a) identifying and acquiring the Project (including without limitation travel expenses and the purchase price for land and any improvements thereon), (b) conducting any inspections or studies (including without limitation market and feasibility studies and environmental, soil and other engineering investigations and studies) prior to development of the Project, (c) obtaining governmental approvals, and (d) preparation of preliminary site development studies and preliminary construction cost estimates.

“Pritzker Ownership” means any Person that is any of (a) any direct lineal descendant of Nicholas J. Pritzker, deceased, or their respective current or former spouses. (b) any trust, the sole beneficiaries of which are one or more of the persons described in clause (a) above, or (c) any general or limited partnership, corporation or other entity, a majority of the voting securities or ownership interests in which are owned, directly or indirectly by one or more of the persons or entities described in clauses (a) and/or (b) above.

“Pritzker Preferred Return” shall mean an aggregate amount equal to (a) the General Partner’s Capital Contribution, as the same may increase or decrease from time to time, whether through additional Capital Contributions, if any, made by the General Partner following its initial Capital Contribution set forth in Section 4.1 (including without limitation additional Capital Contributions made after the General Partner has received the return of all of its initial Capital Contribution) or through partial repayment of such Capital Contribution, plus (b) interest on such Capital Contribution (or such amount thereof as may from time to time remain unrepaid to the General Partner) at the rate of 25% per annum, compounded annually on each December 31.  Notwithstanding the foregoing, in the event that the General Partner’s Capital Contribution exceeds twenty percent (20%) of the Project’s aggregate cash requirements, including cash requirements for acquisition and development and:

funding the sale of Timeshare Interests, such excess shall be recharacterized in accordance with the provisions of Section 6.2 hereof.

“Project” shall mean a vacation ownership project comprised, initially, of 92 or more two-bedroom, two-bathroom apartment timeshare units, recreational facilities and other accessory facilities, together with any future expansion thereto, all to be located on the Property:

“Property” shall mean that certain real property commonly known as 3675 S. Roosevelt Boulevard, Key West, Florida, as legally described on Exhibit “B” attached hereto, together with all improvements thereon and appurtenances thereto.

“Regulations” shall mean the final, temporary or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Spottswood Ownership” means any Person that is any of (a) any direct lineal descendant of John M. Spottswood, deceased, or their respective current or former spouses, (b) any trust, the sole beneficiaries of which are one or more of the persons described in clause (a) above, or (c) any general or limited partnership, corporation or other entity, a majority of the voting securities or ownership interests in which are owned, directly or indirectly, by one or more of the persons or entities described in clauses (a) and/or (b) above.

“Substantial Sell-Out of the Project” shall mean aggregate sales (net of rescissions) by the Partnership of 93% of the total unit vacation weeks in all phases of the Project.

“Timeshare Interests” shall mean, with respect to the Project, timeshare interval ownership interests therein.

1.2                               Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section

A&D Loan	8.8
Affected Gain	5.5
Deemed A&D Loan	6.2
Deemed Equity Portion	6.2
Deemed Hypothecation Loan	6.2
Deemed Loan Portion	6.2
Distribution Date	6.2
Encumbering	10.1
Guaranteed Amount	6A.2
Hyatt Vacation Club	2.5
Hypothecation Loan	8.8
Initial Advance	6A.2
Partnership Interest	10.1
Permitted. Transferee	10.1

Profit Participation	6A.1
Recourse Amount	8.8
Regulatory Allocations	5.3
Section 704(c) Tax Items	5.5
Spottswood Affiliate(s)	8.9
Spottswood. Shareholders	8.9
Tax Items	5.5
Tax Matters Partner	8.6
Transfer	10.1

1.3                               Exhibit. Etc, References to an “Exhibit” or a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

ARTICLE II

Organization of Partnership

2.1                               Organization of Partnership. The Partners do hereby agree to and do hereby establish the Partnership as a limited partnership under and pursuant to the provisions of the Act and all other pertinent laws of the State of Florida for the purposes and upon the terms and conditions hereinafter set forth. The Partners agree that the rights and liabilities of the Partners shall be as provided in the Act except as otherwise herein expressly provided.

2.2                               Documents. Promptly upon the execution and delivery hereof, the Partnership shall cause a certificate of limited partnership (the “Certificate of Limited .Partnership”) and such other notices, instruments, documents or certificates as may be required by applicable law and which may be necessary to enable the Partnership to conduct its business and to own its properties under the Partnership name, to be filed or recorded in all appropriate public offices.

2.3                               Name. The business of the Partnership shall be Conducted under the name of “Key Wester Limited” or such other name as the General Partner may select.

2.4                               Character of the Business. The business and purpose of the Partnership shall be:

(a)                                 To acquire the Property pursuant to the Contract, as assignee of Key West Vacation Company, together with all real or personal property, tangible and intangible, related thereto;

(b)                                 To undertake the construction of the Project on the Property with the purpose of creating a 92 or more unit, first class, luxury timeshare project, all in compliance with applicable governmental regulations;

(c)                                  To assume and/or obtain financing and/or equity funds in order to acquire, develop and operate the Project and any other property acquired by the Partnership pursuant to this Agreement;

(d)                                 To sell, lease, sublease, exchange or otherwise dispose of, or refinance or additionally finance, all or any portion of the Partnership’s interest in the Property, the Project or any other property acquired by the Partnership in accordance with the terms and provisions of this Agreement;

(e)                                  To perform all of its obligations under all agreements to which the Partnership is a party; and

(f)                                   Except as otherwise set forth herein. to conduct any and all: other activities as may be necessary or desirable to carry out the purposes set forth above.

As part of the Partnership’s undertaking of the Project, the Partnership will enter into the agreements described herein, as well as enter into a Resort Affiliation Agreement with an affiliate of the General Partner, some of which agreements are, being entered into  concurrently with the execution of this Agreement. The Partnership shall not engage in any other business without the approval of all of the Partners.

2.5                               Scope. The purpose, authority and scope of the Partnership shall extend no further than the purposes set forth in Section 2.4. This Agreement shall not be deemed or construed to create a relationship between any of the Partners or any of them with respect to any activities whatsoever except for those activities required for the accomplishment of the Partnership’s purposes and business as specified in Section 2.4. The Partners acknowledge that by virtue of this Agreement, the Partnership shall not have any right with respect to the acquisition, development and operation of any property other than the Project and that although the Project will be affiliating with a vacation club owned by an affiliate of the General Partner (the “Hyatt Vacation Club”), neither the Partnership nor the Limited Partners will have any rights in onto the Hyatt Vacation Club or any aspect thereof except as is expressly set forth in the Resort Affiliation Agreement referred to in the paragraph immediately following subsection 2.4(f).

2.6                               Location of the Principal Place of Business The location of the principal place of business of the Partnership shall be at 600 Front Street, Suite B-7, Key West, Florida 33040, or such other location as shall be selected from time to time by the General Partner in its sole and absolute discretion.

2.7                               Registered Agent and Registered Office. The Registered Agent of the Partnership shall be Robert Webb, or such other. Person as the General Partner may select in its sole discretion. The Registered Office of the Partnership shall be do Baker & Hostetler, 200 South Orange Ave., 2300 Sun Bank Center, Orlando, FL 32801, or such other location as the General Partner may select in its sole and absolute discretion.

ARTICLE III

Term

3.1                               Commencement. The Partnership shall commence business as a limited partnership upon the filing of the Certificate of Limited Partnership.

3.2                               Termination The Partnership shall continue until terminated upon the occurrence of the earliest of the following events:

(a)                                 The dissolution: termination, removal or bankruptcy of the General Partner;

(b)                                 The affirmative decision of the General Partner and the Limited Partners during the term of the Partnership to terminate the Partnership;

(c)                                  Termination required by operation of law; or

(d)                                 December 31, 2100.

ARTICLE IV

Contributions to Capital: Acquisition of Property

4.1                               Capital Contributions. On or prior to the Land Closing Date, the General Partner shall make a cash Capital Contribution of $2.000,000. Concurrently with the execution hereof, KWVC, as a Limited Partner, shall cause Key West Vacation Company to effect the assignment and transfer referred to in Section 4.2. For purposes hereof, the value of KWVC’s Capital Contributions shall be deemed to be $1.00. The Partners shall not be obligated to contribute any additional amounts to the Partnership.

4.2                               Acquisition of the Property.

(a)                                 Concurrently with the execution hereof, Key West Vacation Company will, on behalf of KWVC, assign, transfer and contribute to the Partnership and the Partnership will acquire all of Key West Vacation Company’s rights and interest in, to and under the Contract, free and clear of any encumbrances. Simultaneously with the assignment, transfer and contribution of the Contract, the Partnership shall reimburse KWVC for all of KWVC’s or Key West Vacation Company’s reasonable out-of-pocket costs and expenses, including legal fees and disbursements incurred in connection with the negotiation, execution and delivery of the Contract, and earnest money posted by Key West Vacation Company. Notwithstanding the foregoing, the Partnership shall not have any obligation to pay any portion of any brokerage commission which is payable to KWVC or Key West Vacation Company as a participating broker. From and after the date hereof, KWVC will assist the Partnership in acquiring title to the Property pursuant to the Contract, including the satisfaction of all conditions precedent thereunder.

(b)                                 In connection with the assignment of the Contract to the Partnership pursuant to subsection (a) of this Section, the Partnership shall assume, and hereby agrees to pay, perform and discharge, all of the debts, liabilities and obligations (whether for the payment of money or otherwise) of Key West Vacation Company arising from and after the date of such assignment under or pursuant to the Contract. The Partnership hereby agrees to indemnify Key West Vacation Company and hold Key West Vacation Company harmless from and against any and all loss, liability, damage and expense, including attorneys’ fees and expenses, incurred or sustained by Key West Vacation Company by reason of the failure of the Partnership to perform or fulfill its obligations pursuant to this subsection 4.2(b). except for any loss, liability, damage or expense incurred or sustained as a result of Key West Vacation Company’s breach or failure to perform any of its obligations under the Contract which are required to be performed prior to the date hereof.

(c)                                  Key West Vacation Company and KWVC hereby represent and warrant to the Partnership and the General Partner that:

(i)                                     Key West Vacation Company has not sold, conveyed, assigned or created in any person or entity any right, title or interest whatsoever in or to the Contract or the Property:

(ii)                                  Key West Vacation Company has performed all obligations required to be performed by it prior to the date hereof under the Contract and such Contract is in full force and effect;

(iii)                               Key West Vacation Company has provided the General Partner with a true. complete and accurate copy of the Contract, including all amendments thereto;

(iv)                              To the best of their knowledge, there is no material default under the Contract by either party thereto which has not been entirely cured prior to the date hereof; and

(v)                                 To the best of their knowledge, there does not exist any fact or event, actual or contemplated, which would materially and adversely affect the construction of the Project, the operation of the Project or the marketing and sale of timeshare interests in the Project.

(d)                                 The Partnership will purchase the Property pursuant to the Contract and pay, perform and discharge all of Key West Vacation Company’s obligations thereunder which accrue from and after the date of the assignment thereof to the Partnership.

4.3                               No Third Party Beneficiary. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.

4.4                               No Interest: No Return. Except as provided herein, no Partner shall be entitled to interest on any Capital Contribution to the Partnership or on such Partner’s Capital Account.

Except as provided herein, no Partner shall have any right to demand or receive the return of its Capital Contribution to the Partnership.

ARTICLE V

Allocations of Net Income and Net Loss. Etc.

5.1                               Allocation of Net Income and Net Loss.

(a)                                 Net Income. After giving effect to the, allocations set forth in Sections 5.2 and 5.3 and except as otherwise provided herein, Net Income for any fiscal year or other applicable period shall be allocated: (i) 100% to the General Partner to the extent of losses allocated to the General Partner pursuant to Section 5.1(b)(ii); (ii) 100% to the General Partner until the income allocated pursuant to this Section 5.1(a)(ii) equal the amount of cash necessary to provide the General Partner with the Pritzker Preferred Return, and (iii) 99.9999999999% to the General Partner and .0000000001% to KWVC.

(b)                                 Net Loss. After giving effect to the allocations set forth in Sections 5:2 and 5.3 and except as otherwise provided herein, Net Loss of the Partnership for each fiscal year or other applicable period shall be allocated: (i) 99.9999999999% to the General Partner and .0000000001% to KWVC to the extent of any income allocated in Section 5(a)(iii); and (ii) 100% to the General. Partner.

5.2                               Special Allocations.

Notwithstanding any provisions of Section 5.1, the following special allocations shall be made in the following order:

(a)                                 Minimum Gain Chargeback (Nonrecourse Liabilities). If there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year (except as a result of the conversion or refinancing of any Nonrecourse Liabilities, certain capital contributions, or a revaluation of the Partnership property as further outlined in Regulation Section 1.704-2(d)(4), (f)(2); or (f)(3)), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in Partnership Minimum Gain, The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(f). This Section 5.2(a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this paragraph shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(b)                                 Minimum Gain Attributable to Partner Nonrecourse Debt. If there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any fiscal year (other than due to the conversion, refinancing or other change in the debt instrument causing it to become partially or wholly non-recourse, certain capital contributions, or certain revaluations of Partnership property as further outlined in Regulation Section 1.704-2(i)(4)), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the Minimum Gain Attributable to Partner Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(i)(4) and (j)(2). This Section 5.2(b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this paragraph shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(c)                                  Qualified Income Offset. In the event that any Limited Partner unexpectedly receives any adjustments allocations or distributions described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and such Limited Partner has an Adjusted Capital Account Deficit items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted. Capital Account Deficit as quickly as possible. This Section 5.2(c) is intended to constitute a “qualified income offset” under Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)                                 Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other applicable period shall be specially allocated to the Partners in accordance with their respective Percentage Interests.

(e)                                  Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other applicable period shall be specially allocated to the Partner that bears the economic risk of loss for the debt (i.e., the partner nonrecourse debt) in respect of which such Partner Nonrecourse Deductions are attributable (as determined under Regulation Section 1.704-2(b)(4) and (i)(1).

(f)                                   Section 754 Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Sections 732, 734 or 743 of the Code is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to said section of the Regulations.

(g)                                  General Partner Allocations. Notwithstanding anything contained in Section 5.1 to the contrary, the General Partner shall be allocated not less than one percent (1%) of Net Income or Net Loss, as the case may be, during all fiscal periods.

5.3                               Curative Allocations. Notwithstanding any other provisions of this Article V to the contrary (other than the Regulatory Allocations, as defined below, and Section 5.5 hereof), the allocations (the “Regulatory Allocations”) set forth in Section 5.2 (save subparagraphs (d) and (f)) shall be taken into account in allocating other items of income, gain, loss, and deduction among the Partners so that, to the extent .possible, the cumulative net amount of allocations of Partnership items under this Article V shall be equal to the net amount that would have been allocated to each

Partner if the Regulatory Allocations had not occurred. This Section 5.3 is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of Section 1.704-1(b) of the Regulations and shall be interpreted in a manner consistent therewith.

5.4                               Other Allocation Rules. Except as otherwise provided in this Agreement.  All items of Partnership income, gain, loss, deduction, and any other allocations for any fiscal year or other applicable period shall be divided among the Partners in the same proportions as they share Net Income or Net Loss, as the case may be for the year.

5.5                               Tax Allocations.

(a)                                 Generally. Subject to paragraphs (b) and (c) hereof, items of income, gain. Loss, deduction and credit to be allocated for income tax purposes (collectively, “Tax Items”) shall be allocated among the Partners on the same basis as the respective book items.

(b)                                 Sections 1245/1250 Recapture. If any portion of gain from the sale of property is treated as gain which is ordinary income by virtue of the application of Code Sections 1245 or 1250 (“Affected Gain”), then (A) such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated and (B) other Tax Items of gain of the same character that would have been recognized, but for the application of Code Sections 1245 and/or 1250, shall be allocated away from those Partners who are allocated Affected Gain pursuant to Clause (A) so that, to the extent possible, the other Partners are allocated the same amount, and type, of capital gain that would have been allocated to them had Code Sections 1245 and/or 1250 not applied. For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income and Net Loss for such respective period.

(c)                                  Allocations Respecting Section 704(c) and Revaluations; Curative Allocations Resulting from the Ceiling Rule. Notwithstanding paragraph (b) hereof, Tax Items with respect to Partnership property that is subject to Code Section 704(c) and/or Regulation Section 1.704-1(b)(2)(iv)(1) (collectively “Section 704(c) Tax Items”) shall, to the extent so required, be allocated in accordance with said Code section and/or Regulation Section 1.704-1(b)(4)(i), as the case may be. The allocation of Tax Items shall be subject to the ceiling rule stated in Regulation Section 1.704-1(c)(2)(i). The General Partner is authorized to specially allocate Tax Items (other than the Section 704(c) Tax Items) to cure for the effect of the ceiling rule.

ARTICLE VI

Project Distributions

6.1                               Project Distributions. Distributable Cash Flow for the Project shall be distributed at such times as shall be determined by the General Partner(but not less frequently than quarterly) (a) first, pro rata to the Partners to the extent of their respective Capital Contributions: (b) next, 100% to the General Partner until the General Partner has received the Pritzker Preferred Return; and (c) next 99.9999999999% to the General Partner and .0000000001% to KWVC.

6.2                               Pritzker Preferred Return. As between the General Partner and KWVC, in the event that the General Partner’s Capital contribution with respect to the Project exceeds twenty percent (20%) of the Project’s aggregate cash. requirements (such excess, the “Deemed Loan Portion”). including cash requirements for acquisition and development and funding the sale of Timeshare Interests, the Deemed Loan Portion shall be recharacterized, and all monies received by the General Partner pursuant to Section 6.1 hereof shall be applied, as follows:

(a)                                 the General Partner shall be entitled to receive the Pritzker Preferred Return on such portion of its Capital Contribution as equals twenty percent (20%) of the Project’s aggregate cash requirements (the “Deemed Equity Portion”), including cash requirements for acquisition and development and funding the sale of Timeshare Interests, until the Pritzker Preferred Return has been paid in full.

(b)                                 The Deemed Loan Portion:

(i)                                     shall be recharacterized as debt, which shall be allocated between acquisition and development costs (a “Deemed A&D Loan”) and funding for the sale of Timeshare Interests (a “Deemed Hypothecation Loan”), in the manner hereafter set forth. Such debt shall (A) bear interest at the rate (or blended rate) equal to the rate(s) on any actual debt financing for the Project, if any, then in place for such purpose, or, if no such debt financing then exists, at the prime rate of interest in effect from time to time established by The First National Bank of Chicago, and (B) be amortized over a period calculated in accordance with Section 6.2(c) hereof, with respect to a Deemed A&D Loan, or amortized over a seven (7) year period, with respect to each advance of a Deemed Hypothecation Loan; and

(ii)                                  shall not be deemed a Capital Contribution for the purposes of determining the Pritzker Preferred Return.

(c)                                  As monies are distributed to the General Partner pursuant to Section 6.1(b) hereof (each such date that monies are so distributed, a “Distribution Date”) with respect to the Project, the General Partner shall allocate such monies for the Project as follows:

(i)                                     In the event that such distribution occurs prior to the date that any Timeshare Interests in the Project have been sold and closed. the Deemed Loan Portion shall be deemed to be entirely a Deemed A&D Loan which has not yet amortized any principal, and the General Partner shall allocate an amount equal to the interest which is deemed to have accrued on such Deemed A&D Loan and has not theretofore been deemed repaid from prior distributions pursuant to Section 6.1 hereof to payment of such deemed interest with the excess of such monies, if any, applied to pay the Pritzker Preferred Return and reduce the Deemed Equity Portion, until such time as the Pritzker Preferred Return has been paid in full.

(ii)                                  In the event that such distribution occurs after the date that any Timeshare Interests in the Project have been sold and closed, but prior to the time in which all Timeshare Interests have been sold and closed and the Deemed A&D

Loan has been deemed repaid in full in accordance with this subsection (c)(ii). the General Partner shall allocate such monies as follows:

(A)                               the General. Partner shall first allocate an amount equal to. the Timeshare Interest release prices for the Deemed A&D Loan for all Timeshare Interests sold and closed prior to that Distribution Date which have not theretofore been deemed repaid from prior distributions pursuant to Section 6.1(b) hereof to payment of such release prices;

(B)                               if any monies remain, the General Partner shall next allocate: an amount equal to the interest which is deemed to have accrued on such Deemed A&D Loan and has not theretofore been deemed repaid from prior distributions pursuant to Section 6.1(b) hereof to payment of such deemed interest;

(C)                               with respect to each sale of a Timeshare Interest in which the purchaser thereof has entered into a consumer end loan with the Partnership and with respect to which the portion of the Deemed A&D Loan relating thereto has been deemed repaid and released in accordance with the provisions of this subsection (c)(ii), the General Partner shall be deemed to have made a Deemed Hypothecation Loan to the Partnership at the time of the sale of such Timeshare Interest in an amount equal to 90% of such consumer end loan and, if any monies remain after allocations pursuant to subsections (c)(ii)(A) and (B) of this Section 6.5, the General Partner shall next allocate an amount equal to the aggregate of the amount of amortized principal and accrued interest then due which has not theretofore been deemed repaid from prior distributions pursuant to Section 6.1 hereof to payment of such deemed principal and interest: and

(D) the General Partner shall next allocate any remaining monies, if any, to, pay the Pritzker Preferred Return and reduce the Deemed Equity Portion, until such time as the Pritzker Preferred Return has been paid in full.

The amortization period for a Deemed A&D Loan shall be determined in good faith by the General Partner and KWVC based on reasonable unit week release prices for Timeshare Interests which would be sufficient to fully payoff such Deemed A&D Loan (if it were an actual A&D Loan) over the period of sales of Timeshare Interests; provided, however, that notwithstanding any such period, the Deemed A&D Loan will be deemed to have matured and be due in full upon the sale of all of the Timeshare Interests for such Qualifying Project.

(iii)                               In the event that such distribution occurs after the date on which all Timeshare Interests in the Project have been sold and closed and the Deemed A&D Loan has been paid in full, the Deemed Loan Portion shall be deemed to be entirely a Hypothecation Loan made in accordance with the provisions of Section

6.2(c)(ii)(C) hereof and the General Partner shall allocate an amount equal to the aggregate of the amount of amortized principal and accrued interest then due with respect to such Hypothecation Loan which has not theretofore been deemed repaid from prior distributions .pursuant to Section 6.1 hereof to payment of such deemed principal and interest, with the excess of such monies, if any, applied to pay the Pritzker Preferred Return and reduce the Deemed Equity Portion, until such time as the Pritzker Preferred Return has been paid in full.

(iv)                              In the event that such distribution occurs after the date on which all Timeshare Interests in the Project have been sold and closed and the Deemed A&D Loan and the Deemed Hypothecation Loan have each been paid in full, the General Partner shall allocate all ‘such monies to pay the Pritzker Preferred Return and reduce the Deemed Equity Portion, until such time as the Pritzker Preferred Return has been paid in full.

(d)                                 In the event that, following recharacterization of a Deemed Loan Portion as herein set forth, the Partnership thereafter obtains (i) an actual A&D Loan from a third party, the proceeds of any such actual loan, to the extent distributed to the General Partner, shall first be deemed to have been used to payoff or paydown the Deemed A&D Loan, prior to being used to pay any of the Pritzker Preferred Return, and (ii) an actual Hypothecation Loan from a third party, the proceeds of any such actual loan, to the extent distributed to the General Partner, shall first be deemed to have been used to payoff or paydown the Deemed Hypothecation Loan, prior to being used to pay any of the Pritzker Preferred Return.

6.3                               Sale of the General Partner’s Interest. In the event that the General Partner shall sell all or any part of its Percentage Interest in the Partnership to a Person which is not comprised of Pritzker Ownership or, its Affiliates, amounts shall be distributed to KWVC as follows:

(a)                                 In the event that such sale is a sale of the General Partner’s entire Percentage interest in the Partnership, (i) the Project shall, upon such sale, cease to be deemed to be a “Qualifying Project” under the Master Agreement, (ii) the net proceeds of such sale (after deducting the General Partner’s reasonable expenses incurred in connection therewith, including without limitation attorneys’ fees and brokerage fees and commissions, if any) shall be deemed a distribution to the General Partner pursuant to Section 6.1(c) hereof and KWVC shall be entitled to its Profit Participation with respect thereto, if any, and (iii) from and after the date of such sale, KWVC shall no longer be entitled to any Profit Participation hereunder (other than as set forth in the immediately preceding subsection (ii)).

(b)                                 In the event that such sale is not a sale of the General Partner’s entire Percentage Interest in the Partnership, (i) the Project shall, from and after such sale, continue to be deemed to be a “Qualifying Project” under the Master Agreement, (ii) the net proceeds of such sale (after deducting the General Partner’s ‘reasonable expenses incurred in connection therewith, including without limitation attorneys’ fees and brokerage fees and commissions, if any) shall be deemed a distribution to the General Partner pursuant to Section 6.1 hereof and KWVC shall be entitled to its Profit Participation with respect thereto, if any, and (iii) from and after the date of such sale, KWVC shall continue to be entitled to Profit Participation hereunder, if any; with respect to any Distributable Cash Flow distributed to a General Partner to the extent such General Partner is comprised of Pritzker Ownership.

ARTICLE VIA

Profit Participation to KWVC

6A.I                        Profit Participation. Solely out of amounts which the General Partner has received pursuant to Section 6.1(c) hereof, fifty percent (50%) of all such amounts hereof relating to such period of time shall be paid by the General Partner to KWVC (the “Profit Participation”) as a fee. Notwithstanding anything set forth herein to the contrary, payment of KWVC’s Profit Participation set forth herein shall be deemed to be a distribution of “Profit Participation” (as defined in the Master Agreement) from a Qualifying Project and shall not be treated as a share of partnership income. Notwithstanding anything set forth in the Master Agreement to the contrary, KWVC’s Profit Participation with respect to the Project shall be paid solely under the terms of this Agreement, and not the Master Agreement. Such right to distributions, if any, is personal to KWVC and, notwithstanding anything set forth herein to the contrary, (a) may not be assigned by KWVC, and (b) shall not inure to the benefit of any other Limited Partner, if any. In the event of any conflict between the provisions of this Agreement and the Master Agreement, the provisions of this Agreement shall control. Notwithstanding any provisions of the Master Agreement to the contrary, Key West Vacation Company shall not be entitled to any Profit Participation under the Master Agreement with respect to the Project, and payments of Profit Participation to KWVC hereunder shall, for all purposes of the Master Agreement, be deemed payments to Key West Vacation Company.

6A.2 Guaranteed Amount. Pursuant to the provisions of the Master Agreement, HVOI has heretofore advanced the sum of One Million and No/100 Dollars ($1,000,000.00) to KWVC (the “Initial Advance”) against KWYC’s Profit Participation set forth in Section 10.02 of the Master Agreement for the five (5) year period commencing on September 20, 1996 and expiring on September 19, 2001. All amounts paid to KWVC pursuant to Section 6A.1 shall be applied in accordance with the provisions of Section 10.03 of the Master Agreement towards the “Guaranteed Amount” (as defined in the Master Agreement): All Profit Participation hereunder shall be subject to the deductions therefrom set forth in Section 10:03 of the Master Agreement. Notwithstanding anything set forth herein to the contrary, in the event of any breach by Robert A. Spottswood, a shareholder of Key West Vacation Company, of any provision of Section 8 or 9 of the Consulting Agreement, KWVC shall no longer be entitled to receive any further Profit Participation hereunder and the provisions of Section 1.3 of the Master Agreement shall govern any potential remittance by KWVC or Key West Vacation Company of Profit Participation theretofore received. For all purposes of the Master Agreement, amounts received by KWVC hereunder shall be deemed to have been received by Key West Vacation Company thereunder.

6A.3 Right to Inspect. Not more often than twice in any twelve (12) month period, KWVC shall have the right to inspect the books and records of the Partnership to verify the computation of the Profit Participation, upon not less than ten (10) prior days written notice to the General Partner. Any such inspection shall take place at a location designated by the General Partner and shall not unreasonably interfere with the business of the Partnership.

ARTICLE VII

Records, Reports and Accounting

7.1                               Books of Account. At all times during the continuance of the Partnership, the General Partner shall cause proper and true books of account to be kept, such books of account to be of the types usually kept by Persons engaged in a business of a like kind and character. In addition, the Partnership shall keep all records as required to be kept pursuant to the Act. The books and records of account shall be kept at the principal office of the Partnership, and each Partner shall at all reasonable times have access to such books and records and the right to inspect the same.

7.2                               Annual Statements. The Partnership’s books of account shall be closed promptly after the end of each fiscal year. Promptly thereafter, a written report shall be made to each Partner by the General Partner, which may include a balance sheet of the Partnership as of the end of such year. a statement of income and expenses for such year, a statement of Partners’ Capital Accounts and such statements with respect to the status of the Partnership and allocation of Net Income or Net Loss and distributions thereof as shall be necessary to advise all Partners properly about their investment in the Partnership for federal income tax reporting purposes.

ARTICLE VIII

Rights, Duties and Restrictions of  the General Partner; Non-Compete

8.1                               Powers and Duties of General Partner. The General Partner shall be responsible for the management of the Partnership’s business and affairs and shall devote such time and effort to the Partnership as it shall deem reasonably necessary. Except as otherwise herein expressly provided, the General Partner shall have, and is hereby granted, full and complete power, authority and discretion to take such action for and on behalf of the Partnership and in its name as the General Partner shall, in its sole and absolute discretion; deem necessary or appropriate to carry out the purposes for which the Partnership was organized.

8.2                               Duties and Conflicts. The General Partner shall not be obligated to devote any time or efforts to the business and activities of the Partnership. Each Partner recognizes that each other Partner has or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Partnership, and that each Partner is entitled to carry on such other business interests, activities and investments. Each Partner may engage in any activities whether or not competitive with the Partnership, without any obligation to offer any interest in such activities to the Partnership or to any Partner.

8.3                               Authority of the General Partner. Nothing herein contained shall impose any obligation on any Person or firm doing business with the Partnership to inquire as to whether or not the General Partner has properly exercised its authority in executing any instrument on behalf of the Partnership, and any such third Person shall be fully protected in relying upon such authority.

8.4                               Additional Partners. Additional partners may be admitted to the Partnership only with the prior written consent of the General Partner.

8.5                               Waiver and Indemnification. Neither the General Partner nor any Person acting on its behalf. pursuant hereto, shall be liable, responsible or accountable in damages or otherwise to the Partnership or to any Partner for any acts or omissions performed or omitted to be performed by them within the scope of the authority conferred upon the General Partner by this Agreement and the Act. The Partnership shall and hereby does, indemnify and hold harmless the General Partner and its affiliates and any individual acting on their behalf from any loss, damage, claim or liability including, but not limited to. attorneys’ fees and expenses incurred by them by reason of any act performed by them in accordance with the standards set forth above or in enforcing the provisions of this indemnity; provided, however, no Partner shall have any personal liability with respect to the foregoing indemnification liabilities, any such indemnification to be satisfied solely out of the assets of the Partnership, it being understood and agreed that a deficit balance in the Capital Account of a Partner shall not be deemed an asset of the Partnership for purposes hereof. Both the Partnership and KWVC waive any claim against the General Partner for negligence or breach of fiduciary duty, to the maximum extent permitted.

8.6                               Tax Matters Partner. The General Partner is hereby designated as the Tax Matters Partner of the Partnership under Subchapter C of Chapter 63 as contained in subtitle F of the Code, and as such is herein referred to as the “Tax Matters Partner.” All elections permitted to be made by the Partnership under the Code shall be made in the discretion of the Tax Matters Partner.

8.7                               “Hyatt”. The Limited Partners hereby acknowledge that the name “Hyatt” and any term or phrase including the word “Hyatt” are the exclusive property of Affiliates of the General Partner, and use of such name in connection with the Project shall be pursuant to a license agreement. Under no circumstances shall any event, default, act or omission confer upon the Limited Partners, the Partnership, or any other person, the right to use any such terms Or names in connection with the Project, the Partnership, or otherwise, except as expressly provided in the Resort Affiliation Agreement to be entered into between the Partnership and the Hyatt Vacation Club, and subject to the terms and conditions provided therein and herein. In the event of any breach of such covenants, the General Partner shall be entitled to damages, to relief by injunction, and to another available legal rights and remedies and this provision shall be deemed to survive the expiration or sooner termination of the term of the Partnership.

8.8                               Project Financing.

(a)                                 The Partnership shall obtain acquisition and development financing for the Project (any such financing, an “A&D Loan”) and hypothecation financing for the Project’s timeshare receivables (any such financing, a “Hypothecation Loan”), to the extent determined by the General Partner to be necessary or desirable. The party providing any such financing (regardless of whether such party is Pritzker Ownership, art Affiliate of Pritzker Ownership, or a third party unaffiliated with Pritzker Ownership) shall be entitled to receive whatever return is established in the instruments evidencing such financing, subject, however, to the provisions of Section 8.8(b). In the event the Partnership obtains financing with respect to the Project from a third party unaffiliated with Pritzker Ownership which requires, as a condition to such financing, that Pritzker Ownership guarantee all or a portion of the amount financed (such guaranteed portion, the “Recourse Amount”), Pritzker Ownership shall be entitled to receive an annual fee equal to two percent (2%) of the Recourse Amount, which fee shall be a deduction from Distributable Cash Flow, provided that (i) the Pritzker Ownership which would have given such guarantee has assets, other than its interest in the Project, sufficient to back up such a guarantee, (ii) the Recourse Amount is a substitute for equity of the General Partner in the Project, and (iii) the Recourse Amount upon which such fee is calculated shall be limited to an amount that would otherwise have been required as such equity.

(b)                                 For so long as the General Partner is comprised of Pritzker Ownership, the General Partner shall have the right, but not the obligation, to have Pritzker Ownership provide any such financing to the Project (either itself or through an Affiliate) so long as Pritzker Ownership first obtains from a third party lender which is not an Affiliate of Pritzker Ownership a quote for such financing, and so long as the economic terms of such financing are no less favorable to the Partnership with respect to principal amount, interest, amortization, maturity date, loan covenants, expenses and recourse than the Partnership could obtain from a third party lender which is not an Affiliate of Pritzker Ownership. In the event the General Partner elects to have Pritzker Ownership or an Affiliate thereof provide financing with respect to the Project on such terms. and such financing, if obtained from a third party unaffiliated with Pritzker Ownership, would have required that, as a condition to such financing, Pritzker Ownership guarantee the Recourse Amount, Pritzker Ownership shall be entitled to receive an annual fee equal to two percent (2%) of the Recourse Amount, which fee shall be a deduction from Distributable Cash Flow, provided that (1) the Pritzker Ownership which would have given such guarantee has assets, other than its interest in the Project, sufficient to back up such a guarantee, (ii) the Recourse Amount is a substitute for equity of the General. Partner in the Project, and (iii) the Recourse Amount upon which such fee is calculated shall be limited to an amount that would otherwise have been required as such equity.

8.9                               Non-Compete. Notwithstanding any provisions of this Agreement, (a) neither KWVC, any of the shareholders of KWVC, Key West Vacation Company, any of the shareholders of Key West Vacation Company, nor any affiliate of any such shareholder (each; a “Spottswood Affiliate” and collectively, the “Spottswood Affiliates”) shall become involved, whether as a partner, shareholder, officer, director or employee or otherwise, in any other timeshare development in the City of Key West, Florida, prior to the Partnership and Beach House Development Partnership achieving aggregate sales of interval vacation weeks in the Project and Beach House of $72,000,000, (b) after the Partnership and the owner of Beach House achieves $72,000,000 of aggregate sales of interval vacation weeks in the Project and Beach House and until a Substantial Sell-Out of the Project, none of the Spottswood Affiliates shall become involved, whether as a partner, shareholder, officer, director or employee or otherwise, in any other timeshare development in the City of Key West, Florida, unless such Spottswood Affiliate(s) first offer to the General Partner, or to any affiliate of the General Partner designated by the General Partner, the right to participate with the Spottswood Affiliate(s) in such timeshare development on an equal basis with the Spottswood Affiliate(s) as to equity investment, financing and control, and (c) after the Partnership and Beach House Development Partnership achieves $72,000,000 of aggregate sales of interval vacation weeks in the Project and Beach House and after a Substantial Sell-Out of the Project neither the General Partner nor any affiliate of the

General Partner shall have any right to such participation in any timeshare development in Key West. Florida in which any of the Spottswood Affiliates are involved in any capacity. The KWVC and Key West Vacation Company shareholders whose signatures appear in a joinder at the end of this Agreement (the “Spottswood Shareholders”) shall give written notice to the General Partner prior to any Spottswood Affiliate undertaking or committing to undertake any new development or acquisition of any project as to which the General Partner has a participation right under this Section, which notice shall contain a sufficient amount of the information available to the Spottswood Shareholders as would reasonably enable the General Partner to reach an informed decision as to whether or not to elect to participate the right of the General Partner or an affiliate of the General Partner to participate therein must be exercised by a written notice to the Spottswood Shareholders given within 30 days after the General Partner’s receipt of such notice from the Spottswood Shareholders.

8.10                        Development. On the Land Closing Date, the General Partner shall cause the Partnership to enter into a Development Agreement, substantially in the form of Exhibit “C” hereto, with KWVC or an Affiliate thereof, with respect to the design and construction of the Project.

8.11                        Reimbursement of the General Partner. The Partnership shall reimburse the General Partner for all third party costs and expenses incurred by it in the performance of its services as General Partner hereunder.

8.12                        Fees to Affiliates. The parties acknowledge that Affiliates of the General Partner shall be providing services to the Partnership under separate agreements to be entered into from time to time as contemplated by and in accordance with the Master Agreement, and pursuant to such agreements, the Partnership shall pay certain fees to such Affiliates, including without limitation sales and marketing fees, administrative services fees, licensing fees, and development fees. In addition, the .Partnership shall pay a .fee to an Affiliate of the General Partner pursuant to a separate property management agreement for management of the Project and the Project owners’ association and its amenities and of the Project’s condominium owners’ association.

ARTICLE IX

Dissolution, Liquidation and Winding-Up

9.1                               Accounting. In the event of the dissolution, liquidation and winding-up of the Partnership, a proper accounting (which need not be certified) shall be made of the Capital Account of each Partner and of the Net Income or Net Loss of the Partnership from the date of the last previous accounting to the date of dissolution.

9.2                               Distribution on dissolution. In the event of the dissolution and liquidation of the Partnership for any reason, the assets of the Partnership shall be liquidated for distribution in the following rank and order:

(a)                                 Payment of creditors of the Partnership (other than Partners) in the order of priority as provided by law;

(b)                                 Establishment of reserves to provide for contingent liabilities, if any;

(c)                                  Payment of debts of the Partnership to Partners, if any, in the order of priority provided by law;

and

(d)                                 the manner set forth in Section 6.1.

Whenever the Liquidating Trustee reasonably determines that any reserves established pursuant to subsection (b) above are in excess of the reasonable requirements of the Partnership, the amount determined to be excess shall be distributed to the Partners in accordance with the provisions of this Section 9.2.

9.3                               Obligation of General Partner to Restore Deficit Capital Account Balance.  If, upon dissolution and termination of the Partnership, the General Partner has a deficit Capital Account balance and one or more other Partners have a positive Capital Account balance, such General Partner shall have no obligation to contribute to the Partnership an amount attributable to the deficit balance in such General Partner’s Capital Account.

9.4                               Sale of Partnership Assets. To the extent that it is required to pay or provide for payment of Partnership debts, the .Liquidating Trustee may, without the consent of the Partners; sell Partnership property. The Liquidating Trustee shall in good faith solicit bids from unrelated third parties and obtain independent appraisals before making any sale that has not been consented to by all of the Partners. Subject to the foregoing, all sales, leases, encumbrances or transfers of Partnership assets shall be made by the Liquidating Trustee solely on an “arms-length” basis and on the best price, terms and conditions reasonably available at the time and under the circumstances.

9.5                               Nonrecourse Debt. With respect to any nonrecourse debt of the Partnership, the obligation, if any, of the General Partner to restore the deficit balance in its Capital Account shall not be deemed an asset of the Partnership available for the payment of such nonrecourse debt to the holder thereof.

9.6                               Payments to KWVC. If the General Partner receives amounts under Section 9.2(d) attributable to payments described in Section 6.1(c), the General Partner will be obligated, to the extent provided by Article VIA, to make payments to KWVC of the Profit Participation.

ARTICLE X

Transfer of Partnership Interests

10.1                        Restriction on Transfer. The Limited Partners hereby covenant and agree that the Limited Partners and ‘the shareholders thereof shall not, directly or indirectly, sell, exchange, assign, convey, give away or otherwise transfer or offer to transfer (herein referred to as a “Transfer”) any of their Partnership Interest (as hereinafter defined), whether now owned or hereafter acquired. The Limited Partners further covenant and agree that the Limited Partners and such shareholders shall not directly or indirectly, pledge, mortgage, grant a lien on or in any manner encumber (herein referred to as an “Encumbering”) any of their Partnership Interest, whether now owned or hereafter acquired. As used in this Section 10.1, the term “Partnership Interest” shall mean. in the case of a Limited Partner, all or any portion of such Limited Partner’s right, title or interest in and to the Partnership, and shall mean, in the case of any such shareholder, all or any portion of such shareholder’s capital stock, partnership or other voting or equity interest in such Limited Partner.

Any purported Transfer, no matter how effected; by a Limited Partner shall be null and void and shall transfer, no interest in the Partnership.

Notwithstanding the foregoing provisions of this Section 10.1, each shareholder of a Limited Partner shall be entitled to Transfer, at any time or from time to time, all or any part of his or her interest in such Limited Partner, by gift or otherwise, to a Person which is comprised entirely of Spottswood Ownership (a “Permitted Transferee”), subject to the provisions of Section 10.2 below.

The General Partner may transfer all or any portion of its interest in the Partnership freely and, in the event it does so, the transferee with respect thereto shall be admitted as a General Partner. In the event of any such transfer by the General Partner, KWVC shall be entitled to share in the sales proceeds thereof in accordance with the provisions of Article VI and VI.A hereof.

10.2                        Transferees Bound. Any Permitted Transferee or assignee to whom a Partnership Interest may be transferred under the terms of this Agreement who is not at the time of such transfer a party to this Agreement shall take such Partnership Interest subject to all of the terms and conditions of this Agreement and shall not be considered to have title to such Partnership Interest or the right to exercise any consensual or other rights under this Agreement until said transferee or assignee shall have accepted and assumed the terms and conditions of this Agreement by a written agreement to that effect in form and substance reasonably satisfactory to the General Partner.

ARTICLE XI

Limited Partners

11.1                        No Participation in Management. No Limited Partner shall take part in the management of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.

11.2                        Bankruptcy or Death of a Limited Partner. The bankruptcy or death of a Limited Partner shall not cause a dissolution of the Partnership, but the rights of such Limited Partner to share in the Net Income or Net Loss of the Partnership, to receive distributions of Partnership funds and to assign its Partnership Interest or cause the substitution of a Substituted Limited Partner shall, on the happening of such event, devolve on its successors or assigns, and the Partnership shall continue as a limited partnership. However, such designee(s) shall not become a Substituted Limited Partner without the prior written consent of the General Partner.

ARTICLE XII

General. Provisions

12.1                        Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals and other communications required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in writing and shall be deemed delivered• upon the personal delivery thereof, or upon delivery by facsimile electronic transmission, or on the next business day following delivery to a reliable and recognized air-freight or local delivery service, or two (2) business days following deposit thereof in the United States mail, certified mail (return receipt requested), provided such notices shall be addressed or delivered to the parties at their respective addresses set forth on Exhibit “A” hereof, or, if delivered by electronic facsimile transmission, then (i) if to the General Partner, at its facsimile telephone number (312) 750-8084; or (ii) if to the Limited Partner, at its facsimile telephone number (305) 294-3422; provided, however, that any notice sent by facsimile shall also be sent via another method set forth in this Section 12.1. All costs and expenses of the delivery of notices hereunder shall be borne and paid for by the delivering party. No notice shall be deemed duly delivered hereunder unless all postage or delivery charges shall have been prepaid by the sending party, or otherwise delivered to the receiving party free of delivery charges. The address or facsimile number of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.

12.2                        Waiver of Right of Partition. Each of the Partners does hereby agree to and does hereby waive any right it may have to cause the Partnership’s property to be partitioned or divided among the Partners, or to file a complaint or institute any proceeding at law or in equity to cause the Partnership’s property to be partitioned or otherwise divided among the Partners.

12.3                        Successors. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of all Partners, and their legal representatives, heirs, successors and assigns, except as expressly herein otherwise provided.

12.4                        Effect and Interpretation. This Agreement shall be governed by and construed in conformity with the laws of the State of Florida.

12.5                        Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same document.

12.6                        Partners Not Agents. Nothing contained herein shall be construed to constitute any Partner the agent of another Partner, except as specifically provided herein, or in any manner to limit the Partners in the carrying on of their own respective ‘businesses or activities.

12.7                        Entire Understanding.This Agreement (together with the Master Agreement) constitutes the entire understanding among the Partners with respect to the subject matter hereto and supersedes any prior or contemporaneous understandings and/or written or oral agreements among them respecting the subject matter within (other than the Master Agreement).

12.8                        Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid by such court, shall not be affected’ thereby.

12.9                        Assurances. Each of the Partners shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

12.10                 Attorneys’ Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

GENERAL PARTNER:
HTS-KW. INC.,
a Delware Corporation

By:	/s/ Kenneth R. Posser
	Its:	Vice President

LIMITED PARTNER:

KWVC-KEY WESTER. INC.,
a Florida corporation

By:	/s/ Robert A. Spottswood
	Its:	President

JOINDER

The undersigned, being the sole shareholder of KWVC-Key Wester, Inc. a Florida corporation, hereby joins in the execution of this Agreement of Limited Partnership of. Key Wester. Limited for the purpose of agreeing to be bound by those provisions hereof relating to Key West Vacation Company, a Florida corporation, including without limitation the provisions of Section 4.2. Section 6A.1, Section 8.9 and Article X hereof.

IN WITNESS WHEREOF, the undersigned has caused this Joinder to be executed as of the date and year first above written.

KEY WEST VACATION COMPANY:
A Florida corporation,

By:	/s/ Robert A. Spottswood
	Its:	President

JOINDER

The undersigned, being the sole shareholders of Key West Vacation Company, a Florida corporation, hereby join in-the execution of this Agreement of Limited Partnership of Key Wester Limited for the purpose of agreeing to be bound by those provisions hereof relating to the shareholders of Key West Vacation Company, including without limitation the provisions of Section 8.9 and Article X hereof.

IN WITNESS WHEREOF, the undersigned have executed this Joinder as of the date and year first above written.

/s/ Robert A. Spottswood
Robert A. Spottswood

/s/ John M. Spottswood
John M. Spottswood

/s/ William B. Spottswood
William B. Spottswood

JOINDER

The undersigned, being an Affiliate of the General Partner, hereby joins in the execution of this Agreement of Limited Partnership of Key Wester Limited for the purpose of agreeing to be bound by those provisions hereof relating to HVOI.

IN WITNESS WHEREOF, the undersigned has caused this Joinder to be executed as of the date and year first above written.

HYATT VACATION OWNERSHIP, INC.,
A Delaware corporation

By:	/s/ John Burlingame
	Its:	VP

EXHIBIT A
TO
AGREEMENT OF LIMITED PARTNERSHIP
OF KEY WESTER LIMITED

General Partner:	Percentage Interest
HTS-KW, Inc. 200 West Madison Street 39th Floor Chicago, Illinois 60606	50.00%

Limited Partner:
KWVC-Key Wester, Inc. 600 Front Street, Suite B-7 Key West, Florida 33040	50.00%